As Filed With the Securities and Exchange Commission on September 30, 2014

Registration No. 333-81858

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE

AMENDMENT NO. 2 ON

FORM S-8

TO

FORM S-4

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

VALERO ENERGY CORPORATION

(Exact name of issuer as specified in its charter)

Delaware	74-1828067
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

One Valero Way San Antonio, Texas	78249
(Address of principal executive offices)	(Zip Code)

VALERO ENERGY CORPORATION SAVINGS PLAN

(FORMERLY UDS 401(K) RETIREMENT SAVINGS PLAN)

(Full title of the plan)

Jay D. Browning, Esq.

Executive Vice President and General Counsel

Valero Energy Corporation

One Valero Way

San Antonio, Texas 78249

(Name and address of agent for service)

(210) 345-2000

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Larger accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

On January 31, 2002, Valero Energy Corporation (the “Company”) filed a registration statement on Form S-8 (No. 333-81858) (the “Registration Statement”) with respect to, among other things, the issuance of up to 7,940,000 shares of its common stock, par value $0.01 per share (“Common Stock”), and associated rights to purchase its preferred stock, par value $0.01 per share, which rights expired on June 30, 2007, of which 2,035,285 shares of Common Stock were to be issued pursuant to the Valero Energy Corporation Savings Plan (formerly known as the UDS 401(k) Retirement Savings Plan) (the “Savings Plan”). The Savings Plan has been merged into the Valero Energy Corporation Thrift Plan (the “Thrift Plan”), with the Thrift Plan being the surviving and continuing plan. On September 1, 2004, the Company filed a registration statement on Form S-8 to register shares of Common Stock and related plan interests issuable under the Thrift Plan. This post-effective amendment is being filed solely to deregister any remaining unsold shares of Common Stock issuable pursuant to the Registration Statement with respect to the Savings Plan, as well as any related plan interests registered thereunder. To the extent shares of Common Stock covered by the Registration Statement are issuable with respect to any other plan referenced in the Registration Statement, the registration of such shares is not affected by this post-effective amendment.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Antonio, State of Texas, on the 18th day of September, 2014.

VALERO ENERGY CORPORATION

By:	/s/ Michael S. Ciskowski
Name:	Michael S. Ciskowski
Title:	Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act, this Post-Effective Amendment to Form S-8 Registration Statement has been signed by the following persons in the capacities and on the 19th day of September, 2014.

Signature	Title

/s/ Joseph W. Gorder Joseph W. Gorder	Chief Executive Officer, President and Director (Principal Executive Officer)

/s/ Michael S. Ciskowski Michael S. Ciskowski	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ William R. Klesse William R. Klesse	Chairman of the Board

/s/ Jerry D. Choate Jerry D. Choate	Director

/s/ Deborah P. Majoras Deborah P. Majoras	Director

/s/ Donald L. Nickles Donald L. Nickles	Director

/s/ Philip J. Pfeiffer Philip J. Pfeiffer	Director

/s/ Robert A. Profusek Robert A. Profusek	Director

/s/ Susan Kaufman Purcell Susan Kaufman Purcell	Director

/s/ Stephen M. Waters Stephen M. Waters	Director

/s/ Randall J. Weisenburger Randall J. Weisenburger	Director

/s/ Rayford Wilkins, Jr. Rayford Wilkins, Jr.	Director

The Plan. Pursuant to the requirements of the Securities Act of 1933, the Valero Energy Corporation Benefit Plans Administrative Committee has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Antonio, State of Texas, on the 18th day of September, 2014.

VALERO ENERGY CORPORATION SAVINGS PLAN

By:	/s/ Donna M. Titzman
Name:	Donna M. Titzman
Title:	Chairman of the Valero Energy Corporation Benefit Plans Administrative Committee
Senior Vice President and Treasurer, Valero Energy Corporation